Delek Logistics Partners, LP Reports Second Quarter 2016 Results

•RIO joint venture crude oil pipeline in west Texas expected to be completed in August
•Declared quarterly distribution of $0.63 per limited partner unit; increased by 14.5 percent year-over-year
•Distributable cash flow coverage ratio of 1.31x for the second quarter 2016

BRENTWOOD, Tenn., August 3, 2016 (BUSINESS WIRE) -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced its financial results for the second quarter 2016. For the three months ended June 30, 2016, Delek Logistics reported net income attributable to all partners of $18.9 million, or $0.66 per diluted common limited partner unit. This compares to net income attributable to all partners of $18.3 million, or $0.70 per diluted common limited partner unit, in the second quarter 2015. Distributable cash flow was $23.7 million in the second quarter 2016, compared to $20.9 million in the prior-year period. The increase on a year-over-year basis is primarily due to better performance in west Texas, higher terminal volume and lower capital spending, partially offset by lower pipeline and transportation segment performance.

Uzi Yemin, Chairman and Chief Executive Officer of Delek Logistics' general partner, remarked: “We increased distributable cash flow compared to the second quarter 2015. Our operating expenses and G&A declined on a year-over-year basis partly due to cost reduction initiatives that have been implemented. We maintained financial flexibility, ending the quarter with approximately $330.0 million of capacity on our credit facility and a leverage ratio of 3.5 times. Our performance in the second quarter and financial position allowed us to declare an increase in our distribution by 14.5 percent year-over-year and maintain a 1.31 times distributable cash flow coverage ratio."

Yemin concluded, "We remain focused on growth to create long term value for our unit holders. During August, we expect our RIO pipeline joint venture project in west Texas to be completed. Our second joint venture project, the Caddo pipeline, is expected to be completed in January 2017. In addition to investing in the pipeline projects, we continue to evaluate potential third party acquisition opportunities. We believe that our balance sheet should allow the flexibility to support these initiatives and our targeted growth in our distribution per limited partner unit of 15% in 2016."

Distribution and Liquidity
On July 25, 2016, Delek Logistics declared a quarterly cash distribution for the second quarter of $0.63 per limited partner unit, which equates to $2.52 per limited partner unit on an annualized basis. This distribution is payable on August 12, 2016 to unitholders of record on August 5, 2016. This represents a 3.3 percent increase from the first quarter 2016 distribution of $0.61 per limited partner unit, or $2.44 per limited partner unit on an annualized basis, and a 14.5 percent increase over Delek Logistics’ second quarter 2015 distribution of $0.55 per limited partner unit, or $2.20 per limited partner unit annualized. For the second quarter 2016, the total cash distribution declared to all partners, including IDRs, was $18.1 million.

As of June 30, 2016, Delek Logistics had total debt of approximately $362.6 million. Additional borrowing capacity, subject to certain covenants, under the $700.0 million credit facility was approximately $329.9 million.

Financial Results
Revenue for the second quarter 2016 was $111.9 million compared to $172.1 million in the prior year period. Total operating expenses were $8.7 million compared to $10.8 million in the second quarter 2015. This reduction in operating expenses is primarily due to a decrease in maintenance, outside services and insurance expenses. Contribution margin increased to $30.0 million in the second quarter of 2016 compared to $28.8 million in the second quarter 2015. General and administrative expenses decreased to $2.7 million for the second quarter 2016 compared to $3.0 million in the prior-year period, which was primarily due to lower professional fees and employee related expenses. For the second quarter 2016, EBITDA was $27.1 million compared to $25.7 million in the prior-year period.

Pipelines and Transportation Segment
Performance in the Pipeline and Transportation segment benefited from lower expenses and improved performance in the Lion Pipeline system crude oil volume, which was offset by reduced performance in the trucking operations and in other pipelines on a year-over-year basis. Net sales for the pipelines and transportation segment were $32.0 million in the second quarter 2016 compared to $33.7 million for the second quarter of 2015. The decrease was attributable to reduced performance in the trucking operations and decreased fees on the Paline Pipeline System. Cost of goods sold was $4.8 million and $5.1 million for the second quarter of 2016 and 2015, respectively. The decrease in cost of goods sold was attributable to decreased cost of sales on our trucking assets and lower pipeline allowance losses. Operating expenses were $6.9 million in the second quarter 2016 compared to $7.7 million for the second quarter of 2015. The decrease in operating expenses was primarily due to decreases in maintenance costs in the second quarter of 2016 compared to the second quarter of 2015. The combination of these factors resulted in a second quarter 2016 contribution margin of $20.3 million compared to $20.9 million in the second quarter 2015.

Wholesale Marketing and Terminalling Segment
Performance in the Wholesale Marketing and Terminalling segment benefited from lower operating expenses, a higher gross margin in west Texas and increased volume through the terminals. Net sales for the wholesale marketing and terminalling segment were $79.8 million in the second quarter 2016 compared to $138.4 million for the second quarter of 2015. The decrease was primarily attributable to decreases in the average sales prices per gallon of gasoline and diesel and in volumes sold in our west Texas marketing operations. Decreases in the average cost per gallon of gasoline and diesel also drove a $59.1 million decrease in cost of goods sold to $68.3 million in the second quarter 2016 from $127.4 million in the prior year period, as purchases in our west Texas operations were impacted by the decline. Operating expenses were $1.8 million in the second quarter 2016, compared to $3.1 million in the second quarter of 2015. The decrease in operating expenses was primarily due to decreases in maintenance costs associated with our assets in our west Texas operations. The combination of these factors resulted in a second quarter 2016 contribution margin of $9.7 million, compared to $8.0 million in the second quarter 2015.

In the west Texas wholesale business, average throughput in the second quarter 2016 was 12,594 barrels per day compared to 17,490 barrels per day in the second quarter 2015. The wholesale gross margin per barrel in west Texas increased year-over-year to $2.13 and included approximately $1.3 million, or $1.12 per barrel from renewable identification numbers (RINs) generated in the quarter. During the second quarter 2015, the wholesale gross margin per barrel was $1.31 and included $1.7 million from RINs, or $1.06 per barrel. An outage in a third party pipeline that serves the west Texas market in late May and early June had a positive effect on gross margin, but reduced volume during the second quarter 2016. On a year-over-year basis, a low crude oil price environment continues to affect market conditions through reduced drilling and economic activity in the west Texas area.

Average terminalling throughput volume of 126,476 barrels per day during the quarter increased on a year-over-year basis from 113,578 barrels per day in the second quarter 2015 primarily due to higher throughput at the Tyler, Texas and El Dorado, Arkansas terminals. During the second quarter 2016, average volume under the east Texas marketing agreement with Delek US was 70,188 barrels per day compared to 66,860 barrels per day during the second quarter 2015.

Project Development Update
In March 2015, Delek Logistics, through wholly owned subsidiaries, entered into two joint ventures (Caddo Pipeline and RIO Pipeline). Delek Logistics’ total projected investment for the two joint ventures, which is subject to change pending revisions in construction schedules and costs in the Caddo project, has increased to approximately $99.0 million and will be financed through a combination of cash from operations and borrowings under its revolving credit facility. Through June 30, 2016, approximately $74.2 million has been invested in these projects. The RIO Pipeline construction is expected to be completed in August and construction on the Caddo Pipeline is expected to be completed in January 2017.

Second Quarter 2016 Results | Conference Call Information
Delek Logistics will hold a conference call to discuss its second quarter 2016 results on Thursday, August 4, 2016 at 7:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekLogistics.com. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through November 4, 2016 by dialing (855) 859-2056, passcode 48842490. An archived version of the replay will also be available at www.DelekLogistics.com for 90 days.

Investors may also wish to listen to Delek US’ (NYSE: DK) second quarter 2016 earnings conference call on Thursday, August 4, 2016 at 8:30 a.m. Central Time and review Delek US’ earnings press release. Market trends and information disclosed by Delek US may be relevant to Delek Logistics, as it is a consolidated subsidiary of Delek US. Investors can find information related to Delek US and the timing of its earnings release online by going to www.DelekUS.com.

About Delek Logistics Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a substantial majority of Delek Logistics' contribution margin is derived from Delek US Holdings, thereby subjecting us to Delek US Holdings' business risks; risks relating to the securities markets generally; risks and costs relating to the age and operational hazards of our assets including, without limitation, costs, penalties, regulatory or legal actions and other affects related to releases, spills and other hazards inherent in transporting and storing crude oil and intermediate and finished petroleum products; the impact of adverse market conditions affecting the utilization of Delek Logistics' assets and business performance, including margins generated by its wholesale fuel business; the results of our investments in joint ventures; adverse changes in laws including with respect to tax and regulatory matters and other risks as disclosed in our annual report on Form 10-K, quarterly reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission. There can be no assurance that actual results will not differ from those expected by management or described in forward-looking statements of Delek Logistics. Delek Logistics undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof.

Factors Affecting Comparability:
The following tables present financial and operational information for the six months ended June 30, 2016 and 2015. On March 31, 2015, Delek Logistics acquired the Tyler crude oil storage tank and the El Dorado rail offloading facility (the "Logistics Assets") from Delek US. These assets were accounted for as transfers between entities under common control. Accordingly, the accompanying financial statements of the Partnership have been retrospectively adjusted to include the historical results of these assets. For the period ended March 31, 2015, the acquisition date of the Logistics Assets, the retrospective adjustments were made to the financial statements. The historical results of the Logistics Assets, prior to the acquisition date, are referred to as the "Logistics Assets Predecessor".

Non-GAAP Disclosures:
EBITDA and distributable cash flow are non-U.S. GAAP supplemental financial measures that management and external users of our combined financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•
Delek Logistics' operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to Delek Logistics' unitholders;

•	Delek Logistics' ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

Delek Logistics believes that the presentation of EBITDA and distributable cash flow provide useful information to investors in assessing its financial condition, its results of operations and cash flow its business is generating. EBITDA and distributable cash flow should not be considered in isolation or as alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Additionally, because EBITDA and distributable cash flow may be defined differently by other partnerships in its industry, Delek Logistics' definitions of EBITDA and distributable cash flow may not be comparable to similarly titled measures of other partnerships. Please see the tables below for a reconciliation of EBITDA and distributable cash flow to their most directly comparable financial measures calculated and presented in accordance with U.S. GAAP.

We also include the results of our operations excluding the results of our Logistics Assets Predecessor. We believe that the presentation of our results of operations excluding results of our Logistics Assets Predecessor will provide useful information to investors in assessing our results of operations by allowing them to analyze operations of our business under our current commercial agreements with Delek US.

Delek Logistics Partners, LP
Condensed Consolidated Balance Sheets (Unaudited)
	June 30,	December 31,
	2016	2015

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$—	$—
Accounts receivable	17,217	35,049
Accounts receivable from related parties	1,222	—
Inventory	9,759	10,451
Other current assets	652	1,540
Total current assets	28,850	47,040
Property, plant and equipment:
Property, plant and equipment	328,211	325,647
Less: accumulated depreciation	(81,073)	(71,799)
Property, plant and equipment, net	247,138	253,848
Equity method investments	73,362	40,678
Goodwill	12,203	12,203
Intangible assets, net	14,951	15,482
Other non-current assets	5,267	6,037
Total assets	$381,771	$375,288
LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$5,567	$6,850
Accounts payable to related parties	—	3,992
Excise and other taxes payable	3,513	4,871
Tank inspection liabilities	1,055	1,890
Pipeline release liabilities	1,226	1,393
Accrued expenses and other current liabilities	2,221	1,694
Total current liabilities	13,582	20,690
Non-current liabilities:
Revolving credit facility	362,550	351,600
Asset retirement obligations	3,637	3,506
Other non-current liabilities	11,259	10,510
Total non-current liabilities	377,446	365,616
Deficit:
Common unitholders - public; 9,504,264 units issued and outstanding at June 30, 2016 (9,478,273 at December 31, 2015)	198,583	198,401
Common unitholders - Delek; 14,798,516 units issued and outstanding at June 30, 2016 (2,799,258 at December 31, 2015)	(201,035)	(280,828)
Subordinated unitholders - Delek; 0 units issued and outstanding at June 30, 2016 (11,999,258 at December 31, 2015)	—	78,601
General partner - 495,975 units issued and outstanding at June 30, 2016 (495,445 at December 31, 2015)	(6,805)	(7,192)
Total deficit	(9,257)	(11,018)
Total liabilities and deficit	$381,771	$375,288

Delek Logistics Partners, LP
Condensed Consolidated Statements of Income (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,

	2016	2015	2016	2015 (1)

	(In thousands, except unit and per unit data)
Net sales:
Affiliate	$36,694	$39,871	$75,454	$72,151
Third-Party	75,159	132,263	140,455	243,495
Net sales	111,853	172,134	215,909	315,646
Operating costs and expenses:
Cost of goods sold	73,101	132,494	139,854	240,901
Operating expenses	8,730	10,798	19,194	21,575
General and administrative expenses	2,698	2,982	5,611	6,391
Depreciation and amortization	4,812	4,744	9,808	9,244
Gain on asset disposals	—	(23)	(44)	(18)
Total operating costs and expenses	89,341	150,995	174,423	278,093
Operating income	22,512	21,139	41,486	37,553
Interest expense, net	3,284	2,616	6,483	4,773
Loss on equity method investments	206	149	435	149
Income before income tax expense	19,022	18,374	34,568	32,631
Income tax expense	129	63	227	317
Net income	$18,893	$18,311	$34,341	$32,314
Less: loss attributable to the Logistics Assets Predecessor	—	—	—	(637)
Net income attributable to partners	18,893	18,311	34,341	32,951
Comprehensive income attributable to partners	$18,893	$18,311	$34,341	$32,951

Less: General partner's interest in net income, including incentive distribution rights	2,791	1,109	5,044	1,996
Limited partners' interest in net income	$16,102	$17,202	$29,297	$30,955

Net income per limited partner unit:
Common units - (basic)	$0.66	$0.71	$1.23	$1.28
Common units - (diluted)	$0.66	$0.70	$1.22	$1.27
Subordinated units - Delek (basic and diluted)	$—	$0.71	$1.09	$1.28

Weighted average limited partner units outstanding: (2)
Common units - basic	24,281,930	12,224,007	20,653,210	12,220,248
Common units - diluted	24,367,091	12,360,519	20,735,389	12,350,621
Subordinated units - Delek (basic and diluted)	—	11,999,258	3,626,149	11,999,258

Cash distribution per limited partner unit	$0.630	$0.550	$1.240	$1.080
(1) Includes the historical results of the Logistics Assets Predecessor. Prior to the El Dorado offloading racks acquisition and Tyler crude oil storage tank acquisition on March 31, 2015, the Logistics Assets Predecessor did not record revenues for intercompany throughput and storage services.
(2) In February 2016, the requirements under the partnership agreement for the conversion of all subordinated units into common units were satisfied and the subordination period ended. This affected the weighted average units outstanding during the six months ended June 30, 2016.

Delek Logistics Partners, LP
Consolidated Statements of Income (Unaudited)
Reconciliation of Partnership to Predecessor

	Delek Logistics Partners, LP	El Dorado Rail Offloading Racks (1)	Tyler Crude Oil Storage Tank (1)	Six Months Ended June 30, 2015

		El Dorado Assets Predecessor	Tyler Assets Predecessor
	(In thousands)
Net Sales	$315,646	$—	$—	$315,646
Operating costs and expenses:
Cost of goods sold	240,901	—	—	240,901
Operating expenses	21,408	167	—	21,575
General and administrative expenses	6,391	—	—	6,391
Depreciation and amortization	8,774	372	98	9,244
Gain on asset disposals	(18)	—	—	(18)
Total operating costs and expenses	277,456	539	98	278,093
Operating income (loss)	38,190	(539)	(98)	37,553
Interest expense, net	4,773	—	—	4,773
Loss on equity method investments	149	—	—	149
Net income (loss) before income tax expense	33,268	(539)	(98)	32,631
Income tax expense	317	—	—	317
Net income (loss)	$32,951	$(539)	$(98)	$32,314
Less: loss attributable to Predecessors	—	(539)	(98)	(637)
Net income attributable to partners	$32,951	$—	$—	$32,951

(1) The information presented is for the six months ended June 30, 2015, disaggregated to present the results of operations of the Partnership and the Logistics Assets Predecessor. Prior to the El Dorado offloading racks acquisition and Tyler crude oil storage tank acquisition on March 31, 2015, the Logistics Assets Predecessor did not record revenues for intercompany throughput and storage services.

Delek Logistics Partners, LP
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Six Months Ended June 30,
	2016	2015 (1)

Cash Flow Data
Net cash provided by operating activities	$57,589	$46,560
Net cash used in investing activities	(35,919)	(27,541)
Net cash used in financing activities	(21,670)	(20,756)
Net decrease in cash and cash equivalents	$—	$(1,737)
(1) Includes the historical cash flows of the Logistics Assets predecessor.

Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP
	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2016	2015	2016	2015 (1)
Reconciliation of EBITDA to net income:
Net income	$18,893	$18,311	$34,341	$32,314
Add:
Income tax expense	129	63	227	317
Depreciation and amortization	4,812	4,744	9,808	9,244
Interest expense, net	3,284	2,616	6,483	4,773
EBITDA	$27,118	$25,734	$50,859	$46,648

Reconciliation of EBITDA to net cash from operating activities:
Net cash provided by operating activities	$31,215	$30,791	$57,589	$46,560
Amortization of deferred revenue	383	86	579	221
Amortization of deferred financing costs	(365)	(365)	(730)	(730)
Accretion of asset retirement obligations	(64)	(62)	(131)	(124)
Deferred income taxes	—	160	—	(66)
Loss on equity method investments	(206)	(149)	(435)	(149)
Gain on asset disposals	—	23	44	18
Unit-based compensation expense	(125)	(120)	(233)	(194)
Changes in assets and liabilities	(7,133)	(7,309)	(12,534)	(3,978)
Income tax expense	129	63	227	317
Interest expense, net	3,284	2,616	6,483	4,773
EBITDA	$27,118	$25,734	$50,859	$46,648

Reconciliation of distributable cash flow to EBITDA:
EBITDA	$27,118	$25,734	$50,859	$46,648
Cash interest, net	(2,920)	(2,251)	(5,754)	(4,043)
Maintenance and regulatory capital expenditures	(897)	(3,928)	(1,633)	(7,244)
Reimbursement from Delek for capital expenditures	593	1,417	802	2,603
Loss on equity method investments	206	—	435	—
Income tax expense	(129)	(63)	(227)	(317)
Non-cash unit-based compensation expense	125	120	233	194
Amortization of deferred revenue	(383)	(86)	(579)	(221)
Distributable cash flow	$23,713	$20,943	$44,136	$37,620

(1) The information presented includes the results of operations of the Logistics Assets Predecessor. Prior to the El Dorado offloading racks acquisition and Tyler crude oil storage tank acquisition on March 31, 2015, the Logistics Assets Predecessor did not record revenues for intercompany throughput and storage services.

Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP
	Delek Logistics Partners, LP	Logistics Assets (1)	Six Months Ended June 30, 2015

($ in thousands)		Logistics Assets Predecessor
Reconciliation of EBITDA to net income:
Net income (loss)	$32,951	$(637)	$32,314
Add:
Income tax expense	317	—	317
Depreciation and amortization	8,774	470	9,244
Interest expense, net	4,773	—	4,773
EBITDA	$46,815	$(167)	$46,648

Reconciliation of EBITDA to net cash from operating activities:
Net cash provided by (used in) operating activities	$46,727	$(167)	$46,560
Amortization of deferred revenue	221	—	221
Amortization of deferred financing costs	(730)	—	(730)
Accretion of asset retirement obligations	(124)	—	(124)
Deferred income taxes	(66)	—	(66)
Loss on equity method investments	(149)	—	(149)
Gain on asset disposals	18	—	18
Unit-based compensation expense	(194)	—	(194)
Changes in assets and liabilities	(3,978)	—	(3,978)
Income tax expense	317	—	317
Interest expense, net	4,773	—	4,773
EBITDA	$46,815	$(167)	$46,648

Reconciliation of distributable cash flow to EBITDA:
EBITDA	$46,815	$(167)	$46,648
Cash interest, net	(4,043)	—	(4,043)
Maintenance and regulatory capital expenditures	(7,244)	—	(7,244)
Reimbursement from Delek for capital expenditures	2,603	—	2,603
Loss on equity method investments	—	—	—
Income tax expense	(317)	—	(317)
Non-cash unit-based compensation expense	194	—	194
Amortization of deferred revenue	(221)	—	(221)
Distributable cash flow	$37,787	$(167)	$37,620
(1) The information presented is for the six months ended June 30, 2015, disaggregated to present the results of operations of the Partnership and the Logistics Assets Predecessor. Prior to the El Dorado offloading racks acquisition and Tyler crude oil storage tank acquisition on March 31, 2015, the Logistics Assets Predecessor did not record revenues for intercompany throughput and storage services.

Delek Logistics Partners, LP
Distributable Coverage Ratio Calculation
(In thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
Distributions to partners of Delek Logistics, LP	2016	2015	2016	2015
Limited partners' distribution on common units	$15,310	$13,338	$30,119	$26,172
General partner's distributions	313	272	615	534
General partner's incentive distribution rights	2,462	758	4,446	1,364
Total Distributions to be paid	$18,085	$14,368	$35,180	$28,070

Distributable Cash Flow (1)	$23,713	$20,943	$44,136	37,787
Distributable cash flow coverage ratio	1.31x	1.46x	1.25x	1.35x
(1) Distributable cash flow coverage ratio is calculated by dividing distributable cash flow by distributions to be paid in each respective period. Predecessor costs is excluded from distributable cash flow for the six months ended June 30, 2015.

Delek Logistics Partners, LP
Segment Data (unaudited)
(In thousands)
	Three Months Ended June 30, 2016
	Pipelines & Transportation	Wholesale Marketing & Terminalling	Consolidated
Affiliate	$26,136	$10,558	$36,694
Third-Party	5,874	69,285	75,159
Net sales	32,010	79,843	111,853
Operating costs and expenses:
Cost of goods sold	4,814	68,287	73,101
Operating expenses	6,899	1,831	8,730
Segment contribution margin	$20,297	$9,725	30,022
General and administrative expense			2,698
Depreciation and amortization			4,812
Operating income			$22,512
Total Assets	$309,678	$72,093	$381,771

Capital spending
Maintenance capital spending	$714	$56	$770
Discretionary capital spending	4	74	78
Total capital spending	$718	$130	$848

	Three Months Ended June 30, 2015
	Pipelines & Transportation	Wholesale Marketing & Terminalling	Consolidated (1)
Affiliate	$26,093	$13,778	$39,871
Third-Party	7,641	124,622	132,263
Net sales	33,734	138,400	172,134
Operating costs and expenses:
Cost of goods sold	5,102	127,392	132,494
Operating expenses	7,745	3,053	10,798
Segment contribution margin	$20,887	$7,955	28,842
General and administrative expense			2,982
Depreciation and amortization			4,744
Gain on asset disposals			(23)
Operating income			$21,139
Total assets	$285,733	$66,263	$351,996

Capital spending
Maintenance capital spending	$2,722	$347	$3,069
Discretionary capital spending	335	2,558	2,893
Total capital spending	$3,057	$2,905	$5,962
(1) The information presented includes the results of operations of the Logistics Assets Predecessor. Prior to the El Dorado offloading racks acquisition and Tyler crude oil storage tank acquisition on March 31, 2015, the Logistics Assets Predecessor did not record revenues for intercompany throughput and storage services.

Delek Logistics Partners, LP
Segment Data (unaudited)
(In thousands)
	Six Months Ended June 30, 2016
	Pipelines & Transportation	Wholesale Marketing & Terminalling	Consolidated
Affiliate	$52,442	$23,012	$75,454
Third-Party	12,351	128,104	140,455
Net sales	$64,793	$151,116	$215,909
Operating costs and expenses:
Cost of goods sold	9,590	130,264	139,854
Operating expenses	14,639	4,555	19,194
Segment contribution margin	$40,564	$16,297	56,861
General and administrative expense			5,611
Depreciation and amortization			9,808
Gain on asset disposals			(44)
Operating income			$41,486

Capital spending:
Maintenance capital spending	$1,225	$72	$1,297
Discretionary capital spending	199	436	635
Total capital spending	$1,424	$508	$1,932

	Six Months Ended June 30, 2015 (1)
	Pipelines & Transportation	Wholesale Marketing & Terminalling	Consolidated
Affiliate	$50,078	$22,073	$72,151
Third-Party	14,658	228,837	243,495
Net sales	$64,736	$250,910	$315,646
Operating costs and expenses:
Cost of goods sold	9,915	230,986	240,901
Operating expenses	14,663	6,912	21,575
Segment contribution margin	$40,158	$13,012	53,170
General and administrative expense			6,391
Depreciation and amortization			9,244
Gain on asset disposals			(18)
Operating income			$37,553

Capital spending
Maintenance capital spending	$6,940	$2,828	$9,768
Discretionary capital spending	670	3,097	3,767
Total capital spending (2)	$7,610	$5,925	$13,535
(1) The information presented includes the results of operations of the Logistics Assets Predecessor. Prior to the El Dorado offloading racks acquisition and Tyler crude oil storage tank acquisition on March 31, 2015, the Logistics Assets Predecessor did not record revenues for intercompany throughput and storage services.
(2) Capital spending includes expenditures of ($0.1) million incurred in connection with the Logistics Assets Predecessor.

Delek Logistics Partners, LP
Segment Data (Unaudited)
(In thousands)
	Six Months Ended June 30, 2015
	Pipelines & Transportation
	Delek Logistics Partners, LP	Predecessor -Logistics Assets	Six Months Ended June 30, 2015
Net Sales	$64,736	$—	$64,736
Operating costs and expenses:
Cost of goods sold	9,915	—	9,915
Operating expenses	14,496	167	14,663
Segment contribution margin	$40,325	$(167)	$40,158

Total capital spending	$7,662	$(52)	$7,610

	Six Months Ended June 30, 2015
	Wholesale Marketing & Terminalling
	Delek Logistics Partners, LP	Predecessor -Logistics Assets	Three Months Ended June 30, 2015
Net Sales	$250,910	$—	$250,910
Operating costs and expenses:
Cost of goods sold	230,986	—	230,986
Operating expenses	6,912	—	6,912
Segment contribution margin	$13,012	$—	$13,012

Total capital spending	$5,925	$—	$5,925

Delek Logistics Partners, LP
Segment Data (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Throughputs (average bpd)	2016	2015	2016	2015

Pipelines and Transportation Segment:
Lion Pipeline System:
Crude pipelines (non-gathered)	56,302	53,863	56,322	55,267
Refined products pipelines	53,670	58,572	53,725	57,258
SALA Gathering System	18,288	21,305	18,645	21,421
East Texas Crude Logistics System	12,909	28,677	11,127	23,892
El Dorado Rail Offloading Rack	—	2,964	—	2,964

Wholesale Marketing and Terminalling Segment:
East Texas - Tyler Refinery sales volumes (average bpd)	70,188	66,860	68,301	47,018
West Texas marketing throughputs (average bpd)	12,594	17,490	13,482	17,070
West Texas marketing margin per barrel	$2.13	$1.31	$1.00	$1.35
Terminalling throughputs (average bpd)	126,476	113,578	122,645	90,581

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Keith Johnson
Vice President of Investor Relations
615-435-1366